December 6, 2017
To: Andy Jacobs, CCO
Re: Promotion to COO role

Dear Andy:
This will serve as your agreement with Hostess Brands, LLC (the “Company”) to assume the role of EVP & Chief Operating Officer (COO) effective upon the date of your execution of this agreement and return of the same to my attention (the “Effective Date”).
The terms of this agreement are as follows, all to occur on the Effective Date unless otherwise noted:

1.	On the Effective Date, you will become EVP & COO of the Company.

2.
In addition to your current duties, you will be a part of the Company’s acquisition team and shall, as directed by the CEO, (a) assume such other duties with respect to post acquisition activities of any acquired company or assets, (2) oversee innovation within the Company and (3) assume such other and further duties as the CEO directs over time.

3.
Your base salary shall be raised from $403,000 on an annualized basis to $425,000 on an annualized basis. You will be eligible for merit increase in June of 2018 based on the recommendation of the CEO, subject, however to review and approval of same by the Compensation Committee of the Board of Directors. During the 2 year term noted in paragraph 5 below, your base salary shall not be reduced below the base salary noted above unless there is a general reduction for all senior management employees during this term or the reduction is for Cause. Your target bonus opportunity under the Hostess Brands, Inc. Incentive Plan (Exempt Non-Sales) shall remain at 75% of your base salary.

4.	You will be issued additional equity as follows:

•	5,000 Restricted Stock Units vesting over a 3 year period with the initial vesting date to be 1 year from the Effective Date.

•	20,000 Stock Options vesting over a 4 year period with the initial vesting date to be 1 year from the Effective Date. The strike price shall be the closing price of the stock on the grant date.

5.
(a) You shall be guaranteed employment or severance in lieu thereof, at the Company’s discretion, as provided in this Section 5(a) for a period of two years from the Effective Date (the “Guarantee Period”). In the event you are terminated prior to the end of the Guarantee Period and are entitled to severance payments under the Company’s Key Executive Severance Benefit Plan (the “Severance Plan”), you will be entitled to receive, upon termination, the balance of your base salary at your then current salary level for the remainder of the Guarantee Period (a “Severance Eligible Termination”). Any severance paid to you shall be first paid under, and subject to the terms and conditions of, the Severance Plan and will be an offset to severance benefits payable to you under this agreement, and the severance benefits, if any, payable to you under this agreement after taking into account such offset will not commence until the first payroll date following the completion of the severance payments to you under the Severance Plan and will continue to be paid in accordance with the payroll schedule. Notwithstanding the above, you shall never receive less for your Severance Eligible Termination than you would receive under the Severance Plan.

Andy Jacobs
December 6, 2017

(b) Cause shall be defined as commission of a felony as defined in the state of Missouri, commission of fraud, misappropriation of funds from the Company, violation of any material rule or policy of the Company or willful and material neglect of your duties.

(c) Change of Control shall be as defined in the Company’s 2016 Equity Incentive Plan.

Congratulations on your promotion to COO! Please sign the agreement where noted at the bottom and return to me at your earliest convenience. Let me know, of course, if you have any questions.

Very truly yours,

Michael J. Cramer
EVP|CAO

Reviewed and Accepted:
/s/ Andrew W. Jacobs
Andy Jacobs

Dated this 6th day of December, 2017